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                                                                   EXHIBIT 10.23

                    PROPERTY MANAGEMENT AND LEASING AGREEMENT
                                  (SOLANA LAND)

         THIS PROPERTY MANAGEMENT AND LEASING AGREEMENT (the "Agreement") is made as of the 27th day of June, 2003, by and between MAGUIRE PARTNERS-SOLANA LAND, L. P., a Texas limited partnership (hereinafter referred to as "Owner"), and MAGUIRE PROPERTIES-SOLANA SERVICES, L.P., a Texas limited partnership (hereinafter referred to as "Manager"), with respect to the following:

         WHEREAS, Owner owns the land and improvements commonly known as Solana Land located in Westlake, Texas, and more particularly described on Schedule 1 attached hereto (the "Project"); and

         WHEREAS, Owner desires to engage Manager to manage, operate and lease the Project, and Manager desires to accept such engagement upon the terms set forth herein, it being understood that the Solana Marriott Hotel is not located on the Project and is not subject to this Agreement.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants contained herein, Owner and Manager hereby agree as follows:

                                   ARTICLE I.
                                EXCLUSIVE AGENCY

         Owner hereby appoints Manager as the sole and exclusive leasing agent, rental agent and manager of the Project and Manager hereby accepts such appointment, upon the terms set forth herein.

                                   ARTICLE II.
                                TERM OF AGREEMENT

         The term of this Agreement (the "Term") shall commence on the closing date of the initial public offering of the common stock of Maguire Properties, Inc., a Maryland corporation, and shall continue until the expiration or earlier termination of that certain Noncompetition Agreement by and between Maguire Properties, Inc. and Robert F. Maguire, III dated as of June 27, 2003 (the "Noncompetition Agreement").

         This Agreement may be terminated prior to the expiration of the Term only upon the occurrence of one of the events set forth in Section 11.1 below.

                                  ARTICLE III.
                                   ANNUAL PLAN

Annual Plan. On or before November 1 of each calendar year during the Term, Manager shall prepare and submit to Owner for its approval a proposed annual plan for the promotion, operation, leasing, repair and maintenance of the Project for each calendar year (the "Proposed Annual Plan"). For purposes of this Agreement, a "Fiscal Year" shall mean a calendar year

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beginning on the first day of January and ending on the last day of December.
The Annual Plan for the remaining portion of Fiscal Year 2003 is attached hereto as Exhibit "A".

Each Proposed Annual Plan shall include, among other matters:

                  (a) an "Operating Budget" which shall set forth, among other matters, anticipated cash income and expenditures and reserve additions for such Fiscal Year;

                  (b) a "Capital Budget" which shall set forth, among other matters, anticipated and proposed capital expenditures for such year and the source of funds in respect thereto;

                  (c) a "Reimbursement Schedule" of anticipated reimbursements as contemplated by this Agreement;

                  (d) a "Leasing Plan" which shall include, among other matters, a statement of the space that Manager projects to be leased during such year, the projected minimum rent to be obtained for such space and the other financial provisions of such projected leases (including free-rent periods, rent abatements, contributions towards taxes and expenses and escalation provisions);

                  (e) a "Capital Expense Timeline" setting forth anticipated estimated capital advances by Owner to Manager;

                  (f) a "Contingency Reserve" estimating funds necessary to cover any reasonably anticipated capital and operating expenditures in excess of the Annual Plan;

                  (g) an allocation of employment of personnel among Manager (either directly or through subcontracts) and Owner; and

                  (h) a summary of any other significant activity Manager expects to undertake during such Fiscal Year.

Approval of Proposed Annual Plan. Within in thirty (30) days of Owner's receipt of the Proposed Annual Plan, Owner shall deliver to Manager in writing its approval or disapproval of all matters contained in the Proposed Annual Plan for the succeeding year. Any disapproval by Owner of a Proposed Annual Plan shall include a reasonably detailed explanation of the reasons for such disapproval. If Owner disapproves of any Proposed Annual Plan, Manager shall submit to Owner a revised annual plan within twenty (20) days of its receipt of Owner's written disapproval. Manager shall make a good faith effort to have such revised annual plan satisfy each of the objections set forth in Owner's written disapproval. Upon written approval of a proposed or revised annual plan by Owner, such plan shall thereafter be the "Annual Plan" for the succeeding year for the purposes of this Agreement; provided, however, that if Owner and Manager cannot agree upon an Annual Plan or certain aspects thereof prior to January 1 of the succeeding year, the Annual Plan from the prior year shall govern to the extent of such disputed items (with appropriate adjustments based on increases or decreases in the yearly Consumer Price Index as published each January by the U.S. Department of Labor, Bureau of Labor Statistics and the actual amount of expenses not within the control of Owner or Manager such as real property taxes and personal property taxes). The parties acknowledge and agree that each

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Annual Plan shall provide sufficient funds for Manager to operate the Project in a manner consistent with that for the operation of similar first-class office buildings in Dallas, Texas.

Amendments to Annual Plan. Manager shall submit to Owner any proposed revisions in the Annual Plan, all of which shall be subject to Owner's approval. Any approved changes will be reflected in an amended Annual Plan which shall be applicable for the remainder of the applicable Fiscal Year. However, nothing in this Section 3.4 shall be construed as releasing Manager from its obligation to manage the Project in accordance with the Annual Plan.

Obligation and Authority to Implement Annual Plan. Once approved, Manager shall implement the Annual Plan, and shall be authorized without the need of further approvals to make the expenditures and incur the obligations provided for in such Annual Plan.

Performance Within Annual Plan. Manager shall use reasonable diligence and employ commercially reasonable efforts to ensure that the actual costs of maintaining and operating the Project shall not exceed the Annual Plan either in total or in any accounting category. All expenses must be charged to the proper account on either the operating budget or capital budget reflected in the Annual Plan, and no expense may be classified or reclassified for the purpose of avoiding an excess in the annual budgeted amount of an accounting category. Pursuant to Section 6.5 below, Manager shall obtain Owner's prior written consent to any expenditure which costs (i) in excess of 5% for any line item in the budgets included in the Annual Plan, or (ii) $25,000, whichever is less, and is not reasonably contemplated in the Annual Plan.

                                   ARTICLE IV.
                                   ACCOUNTING

Books and Records. Manager shall maintain adequate and separate books and records for the Project on behalf of Owner, with sufficient supporting documentation to ensure that all entries in the books and records are accurate and complete. Such books and records shall be maintained by Manager at Owner's address stated herein or at such other location as may be mutually agreed upon in writing, except such documents used in the day-to-day operation of the Project by Manager in the performance of its obligations hereunder which may be maintained at the Project for the benefit of Owner. Manager shall exercise such control over accounting and financial transactions as is reasonably required to protect Owner's assets from theft, error or fraudulent activity on the part of Manager's associates or employees. Losses arising from such instances are to be borne by Manager.

Accounting, Reports and Financial Statements. Manager shall perform such accounting and financial reporting services regarding the Project which is normally provided with respect to first-class office buildings in the area and any additional accounting and financial reporting services which are required pursuant to the documents and agreements governing Owner's lending relationships ("Loan Compliance Requirements"). Without limiting the generality of the foregoing, Manager shall, by the twentieth (20th) day of each month, prepare and provide to Owner monthly operating reports for the immediately preceding month (each, a "Monthly Report"), including, (i) an unaudited year-to-date financial statement; (ii) statement of net operating income, (iii) summary of all lease activity, (iv) a balance sheet, (v) a calculation of the Management Fee (as defined below), (vi) a comparison of monthly and year-to-date actual

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income and expense with the operating budget in the Annual Plan and, (vii) on a quarterly basis only, an analysis of any significant variances between budgeted and actual amounts. If requested by Owner, Manager shall also, within ninety
(90) days after the end of any Fiscal Year, prepare and provide to Owner annual financial statements and, at Owner's cost and expense, cause such statements to be audited. Upon request by Owner, Manager shall prepare and supply to Owner periodic cash flow forecasts. Manager shall also provide to Owner coordination for external and internal audits, tax planning and compliance in a manner and form mutually agreeable by Owner and Manager, and Manager shall provide additional information reasonably required by individual partners of Owner for their financial statement purposes for an amount equal to the cost of obtaining such work.

Copies of Documentation. Manager shall maintain, and make available to Owner upon reasonable notice at the place of business maintained by Manager the following:

                  (a) All bank statements, bank deposit slips and bank reconciliations,

                  (b)      Cash receipts and disbursement records,

                  (c)      Trial balance,

                  (d)      Paid invoices,

                  (e)      Summaries of adjusting journal entries, and

                  (f) Supporting documentation for payroll, payroll taxes and employee benefits.

                                   ARTICLE V.
                               LEASING ACTIVITIES

         Manager shall be the exclusive leasing agent of the Project, and shall perform all leasing functions relating to the Project. As provided in Article IX hereof, Manager shall be paid for such leasing activities in conformity with
Schedule 5 to this Agreement, which amounts shall be in addition to the compensation otherwise payable to Manager hereunder. Without limiting the generality of the foregoing, Manager's leasing function includes the following:

Leasing. Manager shall use commercially reasonable efforts to lease all space in the Project which is now vacant, becomes vacant or is projected to become vacant during the Term, subject to the limitations imposed by the Annual Plan, and Manager's responsibilities shall include lease negotiation coordination, tenant improvement coordination, governmental liaison, opening activities, tenant liaison, facilitating tenant move-in and similar activities. Manager may, in its sole discretion, engage the services of other outside cooperating real estate brokers to lease space in the Project on behalf of Owner and who shall be paid by Owner such commissions as may be included in the Annual Plan or are otherwise established by Owner and Manager from time to time. Manager shall, so far as possible, procure references from prospective tenants, investigate such references and use its best judgment in the selection of prospective tenants. Where appropriate, upon the occurrence of a vacancy or a projected vacancy, Manager will prepare and disseminate adequate rental listings. After a vacancy is listed, Manager will cooperate with

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brokers in an effort to aid in successfully filling the vacancy. Manager shall establish procedures to ensure that ample time is available to renew existing leases or obtain new tenants in an effort to minimize vacancies and loss of income.

Lease Negotiations. Owner shall refer all inquiries concerning the rental of space in the Project to Manager. All negotiations with prospective tenants shall be conducted by Manager or under its direction. All leases shall be prepared by Manager in the name of Owner and shall be in accordance with such leasing guidelines as Owner and Manager shall agree upon from time to time. Manager shall secure Owner's prior written approval before entering into any lease that is not in compliance with the leasing plan set forth in the Annual Plan. All leases shall be presented to and executed by Owner. Manager shall duly and punctually comply with all the obligations of Owner under all leases with tenants of space in the Project, but solely on behalf of Owner and at Owner's expense.

Advertising and Promotion. Manager shall prepare all advertising and promotional materials for the Project, which materials shall be used only after Owner's approval and shall comply with all applicable laws, ordinances and regulations. The costs of all advertising and promotional materials shall be at Owner's sole cost and expense and shall either be in accordance with the Approved Operating Budget or otherwise approved by Owner in writing.

Rates. Rental rates for space in the Project shall be established by Owner. Manager shall, promptly following the execution of this Agreement and from time to time thereafter, provide market information and general office space rental rate surveys and make recommendations to Owner with respect to rental rates.

Lender Approval. Manager shall assist Owner, as requested, in obtaining any approvals of proposed leases for the Project, the tenants and the terms thereof which may be required from the Project's lenders, including senior financing, mezzanine level financing or preferred equity (each, a "Lender" and collectively, "Lenders") in accordance with the terms of the applicable loan documents.

                                   ARTICLE VI.
                              MANAGEMENT OF PROJECT

         Manager shall manage, operate and maintain the Project in accordance with the general standards applicable to other first-class office buildings in the area and in accordance with Loan Compliance Requirements. Without limiting the generality of the foregoing, Manager's functions hereunder shall include the following:

Manager Orientation. Manager has informed itself with respect to the layout, construction, location, character, plan and operation of the lighting, heating, plumbing, ventilating and elevator systems and any other mechanical equipment and systems in the Project, and is familiar therewith, and shall be responsible for enforcement of all warranties and guaranties pertaining to the equipment of the Project, provided Owner has made available copies of all such warranties or guarantees to Manager.

General Management Duties. Manager shall manage the Project in an efficient and businesslike manner having due regard for the age and physical condition of the Project. Manager, through

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its employees, independent contractors and subcontractors, shall supply complete operational services for the Project, provided that the nature and costs of such services are included in the then current Approved Budgets, and provided further that the cost of such services are comparable with general prevailing market conditions. Notwithstanding anything contained in this Agreement to the contrary and as reasonably requested by Owner, Manager shall perform its obligations under this Agreement in a manner which does not cause Owner to violate any of its obligations under Owner's organizational documents or any loan documents with Lenders; provided, however, (i) that Owner shall make all such documentation available to Manager for its review; and (ii) that such requests shall not materially increase Manager's obligations or its non-reimbursable expenses under this Agreement.

Subcontracting for Services. Manager shall be entitled to subcontract with Maguire Properties Services, Inc., a Maryland corporation, a wholly-owned subsidiary of Manager, or another affiliate of Manager (a "Subcontractor"), to perform or cause to be provided any of the services required of Manager hereunder; provided, however, that no such subcontract shall relieve Manager from its obligations to Owner under this Agreement. All payments made by Manager to a Subcontractor pursuant to any such subcontract shall be reimburseable by Owner in accordance with the Annual Plan and the terms hereof.

Rent Collection. Subject to the Loan Compliance Requirements and any "Cash Management System" (as hereinafter defined), Manager shall use diligent efforts to collect for the account of Owner all rents and other charges which may become due at any time from any tenant or from others for services provided in connection with or for the use of the Project or any portion thereof, and as directed by Owner, shall institute collection and legal proceedings in the name of Owner for the collection thereof and for the dispossession of tenants and other persons from the Project. All attorneys' fees (including charges and disbursements incurred by counsel) and other third party out-of-pocket costs incurred in connection with such proceedings shall be borne by Owner. Manager shall collect and identify any income due Owner from miscellaneous services provided to tenants or the public including, but not limited to, parking income, tenant storage, and coin operated machines of all types. Notwithstanding the foregoing, Manager shall collect rents and deposit same or cause rents to be collected and deposited in the manner required by the Loan Compliance Requirements.

Repairs and Maintenance. Manager shall, in the name of and at the expense of Owner, make or cause to be made on behalf of Owner such ordinary maintenance, repairs and alterations as Manager may deem advisable or necessary, subject to and within the limitations of the Operating Budget. Such duties shall include, without limitation, interior and exterior cleaning, painting, plumbing, carpentry, engineering, landscaping and such other normal maintenance and repair work as may be necessary or desirable. However, unless contained in the Annual Plan, Manager shall secure Owner's prior written approval before making or authorizing any expenditure which costs (i) in excess of 5% for any line item in the budgets included in the Annual Plan, or (ii) $25,000, whichever is less, and is not reasonably contemplated in the Annual Plan; provided, however, that Manager may make expenditures in excess of the foregoing restrictions in the event of an emergency if, in the opinion of Manager, such repairs are necessary to (a) protect the Project, (b) maintain services to tenants as called for in their leases, (c) avoid property damage to the Project or any improvements benefiting or appurtenant thereto, and (d) avoid personal injury or death to persons at or around the Project. Manager shall promptly advise Owner's designated

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representative regarding any expenditures for such emergency repairs by notifying a person designated by Owner for such purpose. The authority provided to Manager in this Section 6.5 shall not extend to expenditures of the type described in Section 6.6 below or to expenses to refurbish, rehabilitate or remodel areas covered by new leases. The latter expenditures are subject to the prior approval of Owner at the time of execution of new leases. Manager shall promptly inform Owner of major increases in repair and maintenance costs not reflected in the Annual Plan.

Capital Improvements; Tenant Improvements; Manager or its designee shall be engaged by Owner as the exclusive developer in connection with any development, capital improvement project or significant tenant improvement project pursuant to a mutually acceptable development agreement. Such development agreement shall be on substantially the same terms and conditions set forth in the term sheet attached hereto as Schedule 6. Notwithstanding the foregoing, Manager shall, in the name of and at the expense of Owner, make or cause to be made such capital improvements to the Project as are included in the Capital Budget or are otherwise approved by Owner, as well as all remodeling and refurbishing of tenant premises as approved by Owner in connection with new leases. Manager shall make recommendations, select contractors and follow bid procedures as required, from time to time, by Owner and shall supervise all such work to ensure compliance with contract requirements and applicable law; provided, however, that contractors selected by Manager pursuant to this Section 6.6 shall be limited to those included on a list of contractors which has been pre-approved by Owner. For all such capital improvement projects, development work or tenant improvement projects, Manager shall be paid a coordination fee as set forth on Schedule 2 attached hereto.

Service Contracts. Manager shall, in the name of and at the expense of Owner, contract for those utilities and other building operation and maintenance services Manager shall deem advisable; provided that no service contract shall be for a term exceeding one year without the prior written approval of Owner, and the cost of all such services shall be included in the Operating Budget or otherwise approved in writing in advance by Owner. Further, at the time of execution of any service contract, the cost of the services to be provided under such contract shall be comparable with general prevailing market conditions. Manager shall, at the Owner's expense, purchase and keep the Project furnished with all necessary supplies. All expenses shall be charged to Owner at net cost, and Owner shall be credited with all rebates, refunds, allowances and discounts allowed to Manager. No service contracts with any affiliate of Manager or any affiliate of any of the members of Owner shall be entered into except in accordance with the Loan Compliance Requirements and this Agreement.

Tax and Mortgage Payments. If requested by Owner, Manager shall obtain, verify and pay from Project Income (as defined below) all bills for payments due under all mortgages, real estate, personal property and improvement assessments with respect to the Project and Owner's personal property located therein. In such event, all such expenses shall be included in the Operating Budget.

Insurance. Manager shall, at Owner's cost and expense, obtain and maintain insurance with respect to the Project in customary levels and in accordance with the Annual Plan, which may be provided through an umbrella policy. Manager shall also cooperate with Owner's insurance

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carrier in the processing of claims and defense and settlement of lawsuits with respect to the Project.

Writeoffs and Abandonments. Manager shall obtain the approval of Owner for the writeoff, abandonment or reduction of any amounts otherwise due Owner from Project operations.

Lockbox and Cash Management Arrangements. Manager shall cooperate with Owner and the Lenders with respect to any lock box or cash management arrangements established by Owner and any Lender (a "Cash Management System"). All payments required to be made by Manager under this Agreement for taxes, insurance, operating expenses, capital expenditures and other expenses relating to the Project shall be subject to the terms and provisions of any such Cash Management System. At Owner's direction, Manager shall coordinate with the Lenders to cause all remaining funds, after all required payments and reserves are made pursuant to any Cash Management System, to be deposited into one or more Project Accounts (as defined below) established by Manager for the benefit of Owner pursuant to
Section 8.1 below.

Monitoring Accounts. Manager shall monitor, through computer access to the extent available, all Project Accounts and other accounts established by Manager on behalf of Owner and/or required by any Lender. In the event Manager determines at any time that funds in such accounts are insufficient for such purposes, Manager shall immediately inform Owner of such insufficiency and provide Owner with a statement of outstanding amounts currently due. Unless otherwise required by the Loan Compliance Requirements or any Cash Management System, all funds received by Manager for or on behalf of Owner (less any sums properly deducted by Manager pursuant to any of the provisions of this Agreement and the Annual Plan) shall be deposited in the appropriate Project Account maintained by Manager for the deposit of funds of Owner and not mingled with the funds of Manager or any other project.

Return of Excess Funds in Project Account. Subject to the terms of any Cash Management System and the Loan Compliance Requirements, on each date that Manager provides Owner with a Monthly Report, Manager shall also remit to Owner all funds, if any, that are available in the Project Accounts, after deducting the Management Fee, Leasing Commissions (as defined below) and/or reimbursements due to Manager and any Contingency Reserve or other amounts agreed to from time to time by Owner and Manager.

                                  ARTICLE VII.
                              METHODS OF OPERATION

Contracting. All service contracts permitted to be entered into pursuant to
Section 6.7 above, all contracts for capital improvements and all contracts for the refurbishing and modeling of tenant spaces which (a) cover expenditures included within the Annual Plan or expenditures which are otherwise approved in advance by Owner or (b) which are approved in advance by Owner or otherwise meet criteria established by Owner for such contracts, shall be executed by Manager as agent for Owner. Without relieving it of its obligations hereunder, pursuant to Section 6.3 above, Manager shall be entitled, in its discretion and at its cost, to enter in its own name into such subcontracts with third parties or affiliates to perform any of the management functions which are the subject of this Agreement as it may determine. All other contracts with respect to the Project and all tenant leases shall be executed by Owner. Upon any termination of this

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Agreement, Manager shall, if requested by Owner, assign all assignable contracts executed by Manager to Owner.

Compliance With Laws. Subject to the other provisions of this Agreement, Manager shall be responsible for operating and maintaining the Project in compliance with known federal, state and municipal laws, ordinances, regulations and orders relative to the leasing, use, operation, repair and maintenance of the Project and with the rules, regulations or orders of the local Board of Fire Underwriters or other similar body (collectively, the "Legal Requirements") and in accordance with the Loan Compliance Requirements. At Owner's expense, Manager shall promptly remedy any violation of any Legal Requirements or Loan Compliance Requirements which comes to its attention, and further agrees, at Owner's expense, to promptly provide to Owner written notice of any known actual, alleged or threatened violation of or failure to comply with any Legal Requirement or Loan Compliance Requirement. Expenses incurred in so complying and in correcting any such violation shall be included in the Annual Plan or otherwise approved in advance by Owner. Subject to the following sentence, Manager shall also be responsible for compliance with all terms and conditions contained in any ground lease or space lease or security instrument affecting the Project and for remedying any breach thereof. Notwithstanding the foregoing, however, Manager's responsibilities under this Section 7.2 shall not extend to matters (i) caused by Owner's gross negligence or willful misconduct, or (ii) as to which the expenditure of Owner's funds is required but disapproved by Owner. Manager shall assist Owner in Owner's efforts to comply with Federal, State or other governmental energy conservation laws, regulations, rules, etc., and, in addition, shall cooperate with Owner to implement such energy conservation programs as Owner may desire to implement from time to time.

Bonding. All employees of Manager who handle or are responsible for Owner's funds shall, if requested by Owner, be covered by a fidelity bond. The amount of such bond shall be determined by Owner and the premium therefor shall be an operating expense of the Project.

Legal Proceedings. Manager shall, at Owner's request and expense, engage counsel and cause such legal proceedings to be instituted as may be necessary to enforce payment of rent and compliance with leases or to dispossess tenants. Manager shall use Owner's legal counsel or other legal counsel approved by Owner to institute such actions, and all compromises shall be subject to the prior approval of Owner. Attorneys' fees and costs so incurred shall be expenses of the Project but shall be submitted to Owner for approval prior to payment. Manager shall deliver copies of all written notices or other documentation evidencing actual or threatened lawsuits to Owner promptly upon receipt by Manager.

Employment of Personnel. Manager shall have in its employ at all times a sufficient number of capable employees to enable it to properly, adequately, safely and economically manage, operate and maintain the Project; provided, however, that Manager may cause Owner to directly employ the personnel listed on
Schedule 3 under the heading "Owner's Employees", which personnel shall operate under the supervision and direction of Manager. The remaining personnel on
Schedule 3 shall also be under the supervision and direction of Manager. Manager may, in its discretion, cause additional or fewer on-site employees to be employed either by Owner, Manager or a subcontractor for the benefit of the Project as it deems necessary or appropriate in order to manage the Project in a first-class manner consistent with comparable projects in the

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area; provided, however, that employment of any additional on-site employees for which no provision has been made in the Annual Plan must have the prior written consent of Owner. All matters pertaining to the employment, supervision, compensation, promotion and discharge of such employees, as well as union negotiation and compliance with laws and regulations dealing with employee matters, shall be coordinated by Manager; provided, however, that Owner shall have the right to request that any particular employee be prohibited from working at or for the benefit of the Project. The wages, salaries and other compensation paid to employees of the Project, and to others who perform special services for the benefit of the Project, shall be paid in accordance with
Article IX hereof. This Agreement is not one of employment of Manager by Owner, but one with Manager engaged as an independent contractor in the business of property management. In the event that any expenses are attributable in part to the Project and in part to other properties owned and managed by Manager, such expenses shall be prorated by Manager as appropriate from time to time and in a manner agreeable to Owner and Manager. Upon request by Owner, Manager will submit to Owner a report of all such prorations.

Services to Existing Tenants. At Owner's expense, Manager shall perform services for tenants of the Project which are normally provided to tenants of other first class buildings in the area or which are specifically requested by Owner. Manager shall use commercially reasonable efforts to render such services to tenants of the Project in an effort to minimize any cost to Owner and in a manner that is consistent with the standards set forth in this Agreement.

                                  ARTICLE VIII.
                                FINANCIAL MATTERS

Bank Accounts. In coordination with Lenders and in compliance with the terms of any Cash Management System, Manager (on behalf of Owner) shall establish an operating trust account or accounts for the Project at such bank(s), under such designation(s) and with such authorized signatures as Owner may approve from time to time (each, a "Project Account") and, subject to the Loan Compliance Requirements and any Cash Management System, all funds collected from the operation of the Project, shall be deposited in the appropriate Project Account(s), to be held in trust in such Project Account(s) for the benefit of Owner, after all required disbursements and payments are made pursuant to any Cash Management System and the Loan Compliance Requirements. All expenses of the Project, including Management Fees, Leasing Commissions and reimbursements to be paid to Manager, to the extent not already made pursuant to the Cash Management System, shall be paid by Manager from the Project Account(s). If required by law, Owner, any Cash Management System, or the Loan Compliance Requirements, a separate account(s) for tenant security deposits shall be established in the same manner as provided in the preceding sentence and shall be maintained as required by law, any Cash Management System, Owner or the Loan Compliance Requirements. Owner may require Manager to change banks, change accounts, change account designations and make disbursements or distributions of Project funds from time to time, and Manager shall promptly comply with all such directions from Owner.

Audits. Owner reserves the right to audit all books and records maintained by Manager with respect to the Project. All audits shall be at Owner's cost, shall be conducted by appointment during normal business hours and shall be conducted at Manager's office where such books and

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records are located. An audit may be conducted by Owner's employees or by independent persons engaged by Owner. Any discrepancies noted in any audit shall be promptly corrected.

                                   ARTICLE IX.
                             COMPENSATION OF MANAGER

Compensation. For its services hereunder, Manager shall be paid a monthly Base Management Fee, a monthly Incentive Management Fee and other compensation as specified in Schedule 2 attached hereto (collectively, the "Management Fee"). For the purposes of this Agreement, "Project Income" means all Rent and all Other Income actually collected from Project operations during such month, "Rent" shall mean all amounts collected from Project tenants other than (i) security and other tenant deposits (other than as applied to pay rent or additional rent) and (ii) rents paid in advance by tenants, except the portion of any such advance payment applied to the rent due for the current month, "Other Income" shall mean all income from the Project which shall include, without duplication, operating expense reimbursements, fees, amounts paid for after hours or excess utilities and/or air conditioning service, amounts paid for special services rendered to tenants and vending machine rental charges, but shall not include Rent, amounts received by Owner or tenants in settlement of insurance claims, costs and fees recovered in litigation (except amounts allocable to past due rent or additional rent), refunds or returns of taxes paid, amounts paid under construction contracts, or proceeds from any sale or financing of the Project or any portion thereof, "Net Cash Flow" shall mean (a) Owner's Project Income plus any amounts released from reserves that were originally funded from Project Income or Net Capital Proceeds realized by Owner during the Term, less (b) funds used to pay operating expenses associated with such portion of the Project (including Base Management Fees), funds used to pay or establish reserves, debt service payments (including principal and interest), funds used for capital repairs and replacements. Net Cash Flow shall not include capital contributions, partner loans, or Net Capital Proceeds, "Net Capital Proceeds" shall mean the net proceeds of a Capital Event realized by an Owner after (a) payment of all expenses payable to unaffiliated third parties associated with such Capital Event, (b) repayment of all indebtedness related to such portion of the Project involved with the Capital Event (including partner loans), and (c) an allowance is made for reasonable cash reserves. With respect to a Capital Event involving the Project (or any portion thereof), Net Capital Proceeds shall be calculated after the return of capital contributions made toward the pre-development and improvement of such land, and "Capital Event" shall mean (a) a sale, transfer, exchange or other disposition of the Project or any portion thereof, (b) a financing or refinancing of indebtedness related to the Project, and (c) a condemnation, recovery of damage award and insurance proceeds (to the extent not used to improve or repair such portion of the Project).

Employee Compensation. The wages, salaries and other compensation paid to employees who will be employed for the benefit of the Project, and to others who perform special services for the benefit of the Project, to the extent not otherwise paid through a Cash Management System, shall be paid by Owner from a Project Account pursuant to this Section 9.2.

                  (a) All wages, salaries and other compensation paid to employees of the Project, including, but not be limited to, unemployment insurance, social security, worker's compensation, employee benefit packages and other charges imposed by a governmental authority or provided for in a union agreement, shall (a) as to employees of Manager or any

Subcontractor, be reimbursed by Owner to Manager (or directly to the applicable Subcontractor, if requested by Manager) without profit or mark-up, and (b) as to employees of Owner, be paid directly by Owner. Manager shall coordinate all disbursements and deposits for all compensation and other amounts payable with respect to persons employed in connection with the operation of the Project from an appropriate Project Account. Manager shall maintain complete payroll records for all employees.

                  (b) In addition to the employment of employees set forth on Schedule 3, Manager may, in its discretion, from time to time employ personnel of its general operations to perform direct special services for the benefit of the Project; provided, however, that Manager shall obtain the prior approval of Owner for the employment of such special personnel, except in emergency situations or when timing requirements do not allow for such prior approval. Owner shall reimburse Manager for such direct services rendered by special personnel in an amount commensurate with normal and customary charges for such services by similarly qualified persons. Persons whose compensation may not be charged to Owner for services rendered to the Project includes the general asset management personnel of Manager who are not on-site of the Project.

Reimbursable Expenses, Office, and Other Services. Owner shall reimburse Manager for all direct out-of-pocket expenses incurred by or on behalf of Manager in connection with this Agreement without profit or mark-up, which expenses shall be reflected in the Annual Plan, and shall include, but not be limited to, normal office expenses and business and travel expenses associated with operating an on-site business office. Further, Owner shall provide for the use of Manager a furnished management office in the Project, to be utilized directly for the benefit of the Project, together with high speed internet service, e-mail, telephone service, office janitorial service, printed form and customary office supplies and equipment (such as computers, photocopying equipment and calculators). The method of finishing and equipping such office, and the total cost thereof, shall be determined by Owner from time to time based upon the recommendations of Manager.

Non-Reimbursable Expenses. Except as otherwise set forth on Schedule 2, the following expenses or costs incurred by or on behalf of Manager in connection with this Agreement shall be at the sole cost and expense of Manager and shall not be reimbursed by Owner:

                  (c) Cost of gross salary and wages, payments of all taxes, insurance, worker's compensation and other benefits of Manager's office personnel not employed on site of the Project and not employed as special personnel as provided in Section 9.2(b) above. Such personnel include those identified on Schedule 4 hereof.

                  (d) General accounting and reporting services which are considered to be within the reasonable scope of the Manager's responsibility under this Agreement.

                  (e) Cost of advances made to employees and the cost of local travel by Manager's employees or associates to and from the Project.

                  (f) Cost attributable to losses arising from negligence or fraud on the part of Manager, Manager's associates or Manager's employees.

Payment of Expenses. Payment or reimbursement of the amounts described in Sections 9.1 through 9.3 above shall be as follows:

                  (g)      The monthly Management Fee payable pursuant to
Section 9.1 above shall be calculated and paid concurrently with Manager's submission of its monthly accounting to Owner and, upon submission of such accounting, Manager may pay such fee from Project operating funds then in its possession or control or in a Project Account.

                  (h) Employee expenses and out of pocket expenses pursuant to Sections 9.2 and 9.3 shall be reimbursed to Manager at the time incurred by Manager and Manager may reimburse such expenses from time to time from Project operating funds under its possession or control or in a Project Account. A detailed summary of such reimbursable expenses shall be included on Manager's monthly accounting to Owner.

                                   ARTICLE X.
                         INSURANCE AND INDEMNIFICATION.

Indemnity and Hold Harmless. Owner agrees to:

                  (a) Hold and save Manager free and harmless from any damage or injuries to persons or property by reason of any cause whatsoever either in and about the Project or elsewhere when Manager is carrying out the provisions of this Agreement or acting under the express or implied directions of Owner.

                  (b) Reimburse Manager upon demand for any moneys which Manager is required to pay out for any reason whatsoever, under this Agreement or in connection with, or as an expense in defense of any claim, civil or criminal action, proceeding, charge or prosecution made, instituted or maintained against Manager or Owner and Manager, jointly or severally, affecting or due to the condition or use of the Project or acts or omissions of Manager or employees of Owner or Manager, or arising out of or based upon any law, regulation, requirement, contract, or award relating to the hours of employment, working conditions, wages or compensation of employees or former employees.

                  (c) Defend promptly and diligently, at Owner's expense, any claim, action or proceeding brought against Manager or Manager and Owner jointly or severally arising out of or connected with any of the foregoing, and to hold harmless and fully indemnify Manager from any judgment, loss or settlement on account thereof.

The foregoing agreement of Owner shall expressly extend to any liabilities, claims and costs of defense arising out of or resulting from failure or refusal of Owner to authorize compliance with any law, rule, order or determination of any governmental authority with respect to the Project, where such matter is promptly brought to Owner's attention by Manager, and Owner declines to comply with the same. Nothing contained herein, however, shall relieve Manager of responsibility to Owner for Manager's gross negligence or willful misconduct, unless such gross negligence or willful misconduct is covered by Owner's insurance. The provisions of this Section 10.1 shall survive the expiration or termination of this Agreement.

Insurance.

                  (d) Owner's Insurance. Owner agrees to carry public liability, elevator liability and contractual liability insurance (specifically insuring the indemnity provisions contained in Section 10.1 above), and such other insurance as the parties agree to be necessary or desirable for the protection of the interests of Owner and Manager, which may be provided through an umbrella policy, in each such policy of insurance, Owner shall designate Manager as a party insured with Owner and the carrier and the amount of coverage in each policy shall be mutually agreed upon by Owner and Manager. A certificate of each policy issued by the carrier shall be delivered promptly to Manager by Owner. All policies shall provide for 30 days' written notice to Manager and Owner prior to cancellation, non-renewal or material amendment.

                  (e) Manager's Insurance. If requested by Owner at any time during the Term, Manager (as a reimbursable expense under this Agreement) and any independent contractors employed by Manager (at such contractor's expense) shall maintain in full force and effect commercial general liability, workers' compensation, employer's liability and such other insurance as Owner may reasonably require with such limits as are customary for managers of similar first class projects in the area.

Conditions. Owner's obligations under Sections 10.1 and 10.2 are upon the condition that Manager:

                  (f) Notifies Owner within five (5) business days after Manager receives notice of any such loss, damage or injury.

                  (g) Takes no action (such as admission of liability) which might bar Owner from obtaining any protection afforded by any policy Owner may hold or which might prejudice Owner in its defense to a claim based on such loss, damage or injury.

                  (h) Agrees that Owner shall have the exclusive right, at its option, to conduct the defense to any claim, demand or suit within limits prescribed by the policy or policies of insurance.

                  (i) Cooperates with Owner in disposition of claims, including furnishing all available information to Owner's carrier.

                  (j) Recognizes that the foregoing shall not affect the general requirement of this Agreement that the Project shall be managed, operated and maintained in a safe condition and in a proper and careful manner.

Insurance Provisions. Owner shall include, in its hazard policy covering the Project, personal property, fixtures and equipment located thereon, and Manager shall include in any fire policies for its furniture, furnishings or fixtures situated at the Project, appropriate clauses pursuant to which the respective insurance carriers shall waive all rights of subrogation with respect to losses payable under such policies. If such clauses are available and obtained in the respective insurance policies of Owner and Manager, each of Owner and Manager waive any claim against the other covered by their respective aforementioned policies of insurance.

Third Party Insurance. If requested by Owner, Manager shall require that all contractors and service companies operating in or on the Project maintain such worker's compensation, employer's liability and comprehensive general liability insurance as may be reasonably required by Owner, including any special coverage required by Owner in connection with hazardous operations.

                                   ARTICLE XI.
                            TERMINATION OF AGREEMENT

Termination. Notwithstanding the provisions of Article II hereof, this Agreement may be terminated prior to the expiration of the Term upon any of the following events:

                  (a) Manager may resign at any time, for any reason or no reason, upon giving Owner at least ninety (90) days prior written notice; or,

                  (b) Upon thirty (30) days prior written notice, Owner may terminate this Agreement upon closing of a sale, transfer or exchange by Owner (including foreclosure) of Owner's entire interest in the Project or it's right to collect the income therefrom, unless the transferee elects prior to such closing and by written notice consented to by Manager, to assume the obligations of Owner pursuant to this Agreement accruing subsequent to such closing;

                  (c) Upon thirty (30) days prior written notice to Manager, Owner may terminate this Agreement at any time for "cause," as such term is hereafter defined, provided that, with respect to any cause for termination pursuant to subsections (i) or (ii) below which is reasonably susceptible of cure, Owner shall not be entitled to terminate for such cause unless (1) Manager shall fail, after Owner gives Manager written notice of the existence of such cause for termination hereof, to cure the cause for termination promptly, and in any event within ninety (90) days after such written notice, or (2) if the cure for such cause for termination would reasonably require more than ninety (90) days to complete (except that there shall be no opportunity to cure a cause for termination described in subsection
(iii) below) Manager shall fail to commence to cure such cause for termination promptly, and in any event within said ninety (90) day period and thereafter diligently prosecute the same to completion. The term "cause" as used herein in connection with the termination of this Agreement shall mean (i) the failure by Manager (in the reasonable opinion of Owner) to comply with a material provision of this Agreement, (ii) the failure by Manager (in the reasonable opinion of Owner) to exercise prudent managerial skill and efficiency in the management of the Project which has a material adverse impact on Owner, (iii) fraud, intentional misrepresentation, or breach of trust or the intentional breach of a material provision of this Agreement by Manager, (iv) any action taken by or against Manager pursuant to any statute pertaining to bankruptcy or insolvency or the reorganization of Manager (unless, in the case of an involuntary case filed against Manager, the same is dismissed within one hundred twenty (120)
days), the making by Manager of any general assignment for the benefit of creditors; the appointment of a trustee or receiver to take possession of all or any portion of Manager's assets or of Manager's interest in this Agreement, where possession is not restored to Manager within one hundred twenty (120) days; or the attachment, execution or other judicial seizure of all or any portion of Manager's interest in this Agreement, where such seizure is not discharged within one hundred twenty (120) days or (v) an assignment of this Agreement by Manager that is not permitted by Section 12.4 hereof. If the parties dispute whether "cause" exists for purposes of this Section 11.1(c), the parties shall initiate the dispute resolution provisions contained in
Section 12.13 below. During any such pending dispute, Manager shall remain fully responsible for its obligations and duties hereunder and all Management Fees shall continue to be paid to Manager until the effective date of the termination of this Agreement.

Obligations Upon Termination. Upon the termination of this Agreement by any means:

                  (d) Owner shall remain bound by all contracts entered into by Manager in the name of Owner within the limitations contained in this Agreement and the Annual Plan, and shall remain obligated to Manager for all Management Fees earned by Manager through the date of termination and for all reimbursements due to Manager pursuant to this Agreement. Upon termination of this Agreement, the determination of Net Cash Flow and Net Capital Proceeds (if applicable), as such determination relates to the calculation of any Incentive Management Fees, shall not be decreased by the amount held in any reserves that are funded from Project Income earned during the term (and not theretofore released).

                  (e)      Manager shall remain obligated:

                           (i)      To render to Owner a final accounting of
income and expenses of the Project as provided in this Agreement through the effective date of such termination.

                           (ii)     To deliver to Owner all income and all
security deposits from the Project in Manager's possession after reimbursement of all expenses and payment of all management fees which Manager is entitled to receive from such funds.

                           (iii)    To deliver to Owner all keys, records,
contracts, leases, receipts, unpaid bills and other documents relative to the Project and in Manager's possession at date of termination.

                           (iv)     Assign to Owner all of its rights and
obligations in any contracts entered into in accordance with the terms of this Agreement, and Owner (or its designee) shall assume all of the obligations thereunder.

                                  ARTICLE XII.
                               GENERAL PROVISIONS

Independent Contractor. It is expressly understood and agreed that Manager will act as an agent for Owner and as an independent contractor in the performance of this Agreement.

Notices. Any notice which must or may be given under this Agreement or by law shall, except as otherwise provided, be in writing and shall be deemed to have been given (i) when physically received by personal delivery (which shall include the confirmed receipt of a telecopied facsimile transmission), or (ii) three business days after being deposited in the United States certified or registered mail, return receipt requested, postage prepaid, or (iii) one business day after being deposited with a nationally known commercial courier service providing next day delivery service (such as Federal Express). All notices shall be addressed and delivered to the addresses set forth on the signature page of this Agreement, or to such other addresses which may be provided by any party hereto to the other in writing.

Attorneys' Fees. If suit or action is instituted in connection with any controversy arising out of this Agreement, the prevailing party shall be entitled to recover, in addition to costs, such sum as the court may adjudge reasonable as attorneys' fees in such suit or action and on any appeal from any judgment or decree entered therein.

Assignment. This Agreement and the rights and obligations hereunder, shall not be assignable by either party hereto without the written consent of the other; provided, however, that the foregoing shall not extend to assignments by Manager to any affiliate of Maguire Properties, Inc., assignments required by any insurance carrier in any matter relating to subrogation or an assignment by Owner in connection with a sale of the Project; provided, further, that Manager may subcontract with affiliates of Manager and/or third parties to assist in carrying out its duties hereunder as set forth in this Agreement.

Amendments. Except as otherwise provided herein, all amendments to this Agreement shall be in writing and executed by the party to be charged.

Integration. This Agreement, and the Schedules attached hereto and made a part hereof, supersede and take the place of any and all previous management agreements entered into between the parties hereto relating to the Project.

Governing Law. This Agreement is executed with respect to a project located in the State of California and shall be governed by and construed in accordance with the laws of such state.

Cooperation. Should any claim, demand, action or other legal proceeding arising out of matters covered by this Agreement be made or instituted by any third party against a party to this Agreement, the other party to this Agreement shall furnish such information and reasonable assistance in defending such proceeding as may be requested by the party against whom such proceeding is brought.

Waiver of Rights. The failure of Owner or Manager to seek redress for violation, or to insist upon the strict performance of any covenant, agreement, provision or condition of this Agreement, shall not constitute a waiver of the terms of such covenant, agreement, provision or condition at any subsequent time, or of the terms of any other covenant, agreement, provision or condition contained in this Agreement.

Successors and Assigns. This Agreement and each of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Non-Discrimination. There shall be no discrimination against or segregation of, any person, or group of persons on account of race, color, creed, national origin or ancestry in the sale, lease, sublease, transfer, use, occupancy, tenure or enjoyment of the Project, nor shall Owner, Manager or any person claiming under or through them, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees or vendees of the land.

Subordination. This Agreement, and any and all rights of Manager hereunder, are and shall be subject and subordinate to any financing (whether senior financing, mezzanine level financing, or preferred equity) respecting the Project (or any portion thereof), including financings with affiliates of Manager (but excluding financings with affiliates of Owner) (collectively, the "Property Financings"), and any ground or master lease with respect to the Project or any portion thereof, including any such leases with affiliates of Manager (but excluding any such leases with affiliates of Owner) (collectively, "Leases"), and all renewals, extensions, modifications, consolidations and replacements thereof, and to each and every advance made or hereafter to be made under any such Property Financings or Leases. This section shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Manager shall promptly execute, acknowledge and deliver any instrument that Owner, the landlord under any of the Leases or the holder of any such Property Financings or the trustee or beneficiary of any deed of trust or any of their respective successors in interest may reasonably request to evidence such subordination. At any time and from time to time, upon not less than ten (10) business days prior notice from Manager or Owner, Manager shall furnish to Owner, or a designee thereof, an estoppel certifying that this Agreement is unmodified and in full force and effect (or that this Agreement is in full force and effect as modified and setting forth the modifications), the date to which Manager has been paid hereunder, that to the knowledge of the certifying party, no default or an event of default has occurred and is continuing or, if a default or an event of default shall exist, specifying in reasonable detail the nature thereof and the steps being taken to remedy the same, and such additional information as the requesting party may reasonably request. Any subordination or estoppel furnished pursuant to this Section 12.12 may be relied upon by Owner, and its affiliates, lenders, and any prospective landlord or lender of the applicable Project. Manager shall not unreasonably withhold its consent to any amendment to this Agreement reasonably required by such lender or lessor, provided that such amendment does not (i) increase Manager's financial obligations hereunder, or
(ii) have a material adverse effect upon Manager's rights hereunder, or (iii) materially increase Manager's non-economic obligations hereunder.

Dispute Resolution. The parties hereby agree that, in order to obtain prompt and expeditious resolution of any disputes under this Agreement, each claim, dispute or controversy of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement (or any other agreement contemplated by or related to this Agreement or any other agreement between the parties), including without limitation any claim based on contract, tort or statute, or the arbitrability of any claim hereunder (an "Arbitrable Claim"), shall be settled by final and binding arbitration conducted in Los Angeles, California. The arbitrability of any Arbitrable Claims under this Agreement shall be resolved in accordance with a two-step dispute resolution process administered by Judicial Arbitration & Mediation Services, Inc. ("JAMS") involving, first, mediation before a retired judge from the JAMS panel, followed, if necessary, by final and binding arbitration before the same, or if requested by either party, another JAMS panelist. Such dispute resolution process shall be confidential and shall be conducted in accordance with California Evidence Code Section 1119.

                           (i) Mediation. In the event any Arbitrable Claim is not resolved by an informal negotiation between the parties within fifteen (15) days after either party receives written notice that a Arbitrable Claim exists, the matter shall be referred to the Los Angeles, California office of JAMS, or any other office agreed to by the parties, for an informal, non-binding mediation consisting of one or more conferences between the parties in which a retired judge will seek to guide the parties to a resolution of the

         Arbitrable Claims. The parties shall select a mutually acceptable neutral arbitrator from among the JAMS panel of mediators. In the event the parties cannot agree on a mediator, the Administrator of JAMS will appoint a mediator. The mediation process shall continue until the earliest to occur of the following: (i) the Arbitrable Claims are resolved, (ii) the mediator makes a finding that there is no possibility of resolution through mediation, or (iii) thirty (30) days have elapsed since the Arbitrable Claim was first scheduled for mediation.

                           (ii) Arbitration. Should any Arbitrable Claims remain after the completion of the mediation process described above, the parties agree to submit all remaining Arbitrable Claims to final and binding arbitration administered by JAMS in accordance with the then existing JAMS Arbitration Rules. Neither party nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the California Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this subsection. The arbitrator is without jurisdiction to apply any substantive law other than the laws selected or otherwise expressly provided in this Agreement. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Such award may include reasonable attorneys' fees to the prevailing party. Judgment upon the award may be entered in any court having jurisdiction thereof.

                           (iii)    Costs. The parties shall bear their
         respective costs incurred in connection with the procedures described in this Section 12.13, except that the parties shall equally share the fees and expenses of the mediator or arbitrator and the costs of the facility for the hearing.

                           (iv) Survivability. This dispute resolution process shall survive the termination of this Agreement. The parties expressly acknowledge that by signing this Agreement, they are giving up their respective right to a jury trial.

         IN WITNESS WHEREOF, Owner and Manager have executed this
Property Management and Leasing Agreement as of the day and year first above written.

        "MANAGER"

MAGUIRE PROPERTIES-SOLANA SERVICES, L.P.
a Texas limited partnership

By: MP-Solana Services GP, LLC
    a California limited liability company
    Its General Partner

    By: Maguire Properties Services, Inc.
        a Maryland corporation
        Its Sole Member

        By: /s/ Richard I. Gilchrist
            ------------------------
            Richard I. Gilchrist
            President

NOTICE ADDRESS FOR MANAGER

c/o Maguire Properties, Inc.
555 West Fifth Street, Suite 5000
Los Angeles, California 90013
Attn: Robert F. Maguire III
      Mark Lammas

         "OWNER"

MAGUIRE PARTNERS-SOLANA LAND, L. P.
a Texas limited partnership

By: Maguire Partners-Solana Land GP, LLC
    a Delaware limited liability company
    Its General Partner

    By: Maguire Partners-Solana Land Business Trust
        a Delaware business trust
        Its sole member and manager

        By: /s/ Robert F. Maguire III
            -------------------------
            Robert F. Maguire III
            Managing Trustee

NOTICE ADDRESS FOR OWNER

c/o Maguire Properties, Inc.
555 West Fifth Street, Suite 5000
Los Angeles, California 90013
Attn: Robert F. Maguire III
      Mark Lammas

                                   SCHEDULE 1

                                LEGAL DESCRIPTION

                                  Schedule 1-1

                                   SCHEDULE 2

         In addition to the expense reimbursements set forth in the Property Management and Leasing Agreement, Owner agrees to pay to Manager the Management Fees and Leasing Commissions set forth below for all of the services required of Manager pursuant to this Agreement.

         1.       Base Management Fee.

                  (a) Prior to Stabilization. Prior to the date upon which ninety percent (90%) of the rentable square footage of the Project is leased and occupied (the "Stabilization Date"), Owner shall pay Manager a monthly fee equal to the greater of (i) three percent (3%) of Manager's out-of-pocket expenses relating to the Project which are reimbursable under the Agreement by Owner, and
(ii) the Manager's overhead expenses associated with the Project. Notwithstanding the foregoing, between the date upon which the Project is substantially completed and the Stabilization Date, the minimum amount payable by Owner under this Agreement on an annualized basis shall be $.40 per rentable square foot per year.

                  (b) After Stabilization. After the Stabilization Date, Owner shall pay Manager an annual fee (payable on a monthly basis) equal to three percent (3.00%) of the Project Income (excluding any Project Income attributable to portions of the Project separately managed by third parties).

         2. Incentive Management Fee. Owner shall pay Manager an annual fee (payable on a monthly basis) equal to five percent (5%) of the Net Cash Flow and Net Capital Proceeds from the Project which, if distributed to the partners of Owner, would not result in a breach or default under any Property Financings or other material agreements with unaffiliated third parties (other than affiliates of Manager) relating to the Property to which Owner is a party, and would not otherwise violate any applicable law.

         3. Leasing Commission. Owner shall pay leasing commissions to Manager in amount in accordance with the Leasing Commission Schedule attached hereto as Schedule 5 (collectively, "Leasing Commissions").

         4. Capital Improvements Coordination Fee. In connection with any significant development project or capital improvement project (other than tenant improvement projects) which is supervised or administered by Manager, and not otherwise subject to a separate development agreement with an affiliate of Manager, Manager shall be paid a coordination fee equal to three percent (3%) of the total cost of the work.

         5. Tenant Improvements Coordination Fee. In connection with any tenant improvement project which is supervised or administered by Manager, Manager shall be paid a coordination fee equal to the greater of (i) three percent (3%) of the total cost of the work, and (ii) the coordination fee, or similar arrangement, allocated in the terms of the underlying lease.

In the event of the termination of this Agreement as provided in Article XI hereof, the compensation of Manager shall be prorated as of the effective date of such termination.

                                  Schedule 2-1

                                   SCHEDULE 3

                             (SCHEDULE OF EMPLOYEES)

1.       OWNER'S EMPLOYEES

President (benefits and bonuses set forth in the President's employment agreement with the Owner will be borne by Manager)

Vice President

Property Manager

Project Accountant

Executive Assistant

Executive Secretary

Data Processing Clerk

Receptionist

2.       MANAGER'S EMPLOYEES

Senior Vice President, Regional Leasing and Marketing

                                  Schedule 3-1

                                   SCHEDULE 4

                          (NON-REIMBURSABLE PERSONNEL)

Senior Executives

Controller

Assistant Controller

Project Accounting Manager

Project Accountant

Off-Site Secretaries and Receptionists

                                  Schedule 4-1

                                   SCHEDULE 5

                        (SCHEDULE OF LEASING COMMISSIONS)

         Subject to the terms of the Property Management and Leasing Agreement to which this Schedule 5 is attached, Owner agrees to pay to Manager leasing commissions as follows:

         1. Commission Rate. Owner shall pay commissions to Manager in accordance with this commission schedule (this "Schedule") for leases of any space in the Project as follows: (i) four percent (4%) of the total Minimum Base Rent for the first five years of the lease term, (ii) two percent (2%) of the total Minimum Base Rent for the sixth through tenth years of the lease term, and
(iii) one percent (1%) of the total Minimum Base Rent for the eleventh through fifteenth years of the lease term. In the event the lease term is in excess of fifteen years, no commission shall be paid on said excess term. Notwithstanding the provisions of this Paragraph 1 to the contrary, in the event an existing tenant enters into a new lease for space in the Project, Manager shall receive a commission of four percent (4%) of the total Minimum Base Rent for the first five years of the new lease term, two percent (2%) of the total Minimum Base Rent for the sixth through tenth years of the new lease term, and no commission for any additional years of the new lease term. In the event a prospective tenant executes a lease for space in the Project, but does not actually pay rent for such space for reasons unrelated to any default of Owner, Manager shall not be entitled to any commission with respect to such lease, and shall refund to Owner any commissions paid with respect thereto.

         2. Computation of Commissions. Commissions shall be computed in accordance with the above rates based upon the "Minimum Base Rent" set forth in the lease, as follows:

                  (a) The term "Minimum Base Rent" shall mean the fixed minimum annual rent for any given year (which includes Landlord's stipulated base operating expenses and taxes and also includes any rent due for must-take space in years in which rent on such space is due) provided in the lease for office space or commercial plaza space, excluding any and all other additional rent (such as, but not limited to, operating expense escalations, tax escalations, payments for tenant improvements in excess of building standing provided by Landlord, percentage rent, cost-of-living escalation or parking).

                  (b) Minimum Base Rent shall be reduced by the net cost to Owner of any rental concessions of any kind, including but not limited to, tenant improvements in excess of building standard, free rent, parking concessions, lease buy-outs, tax or operating expense concessions.

                  (c) If a rental concession is made by Owner allowing tenant not to pay rent for an initial portion of the lease term, then the commission shall be determined as follows: First, there shall be calculated the average Minimum Base Rent for the entire term of the lease period on a straight line basis (the "Average Minimum Rent"), which shall be the product of (i) the aggregate Minimum Base Rent payable by the tenant during the term of the lease, divided by the number of months in the term of the lease, (ii) multiplied by twelve (12). Second, commissions shall be payable in accordance with the terms of Paragraph 1 above except that for purposes of

                                  Schedule 5-1
calculating the commissions pursuant to Paragraph 1 the Average Minimum Rent shall be used in lieu of the Minimum Base Rent.

         3.       Other Broker Commissions.

                  (a) If a licensed real estate broker other than Manager, or a broker affiliated or associated with Manager, is the broker of record of any lease in the Project, Owner will pay such other broker a commission in accordance with Paragraph 1 above.

                  (b) With respect to any lease entered into by Owner for the Project prior to the termination of this Agreement, where Owner pays a commission to such other broker referred to in Paragraph 3 (a) above of this Schedule, then Manager shall be entitled to a commission only in the amount of 50% of the commission Manager otherwise would have been entitled to pursuant to this Schedule; provided, however, in no event shall the aggregate commissions paid by Owner to all brokers (including Manager) for any such lease exceed one hundred fifty percent (150%) of a full commission as computed in accordance with this Schedule without the express written consent of Owner.

         4.       Options to Extend or Renew the Term

                  (a) In the event a tenant exercises an option or right of first refusal contained in the lease to renew or extend the original term of the lease, Owner shall pay Manager a commission on the Minimum Base Rent during the renewal or extension period in accordance with Paragraph 1 above, computed as if such renewal or extension term were part of the initial term of the lease; provided, however, that Manager shall receive a commission of four percent (4%) for the first five years of the renewal or extension term, two percent (2%) for the sixth through tenth years of the renewal or extension term, and no commission for any additional years of the renewal or extension term.

                  (b) In the event a tenant leases additional space pursuant to an option or right of first refusal contained in its lease, Owner shall pay to Manager a commission on the Minimum Base Rent for such additional space in accordance with Paragraph 1 above, computed as if the tenant had been obligated to lease such additional space under the original lease. To illustrate, assume that a tenant entered into a lease with a twenty-year term with an option to lease additional space at any time during the term of the lease for the balance of the term of the lease. Assume that the tenant exercised the option to lease the additional space commencing the fourth year of the term of the lease. Manager would be entitled to a commission of 4% of the annual additional Minimum Base Rent for the first two years (i.e., the 4th and 5th years), 2% of the additional annual Minimum Base Rent for following five years (i.e., the 6th through 10th years), and 1% of the additional annual Minimum Base Rent for the next five years (i.e., the 11th through 15th years).

                  (c) Commissions pursuant to Paragraph 4(a) and (b), above, attributable to options exercised after the original occupancy by tenant shall be deemed payable upon exercise of the option. In the case of options exercised prior to the occupancy, such commissions shall be due and payable in the same manner as if the option had been exercised on the date the lease was executed.

                                  Schedule 5-2

         5. Cancellation Clauses. Where the tenant, or the Owner, has the right to cancel a lease prior to the expiration date, Manager shall initially be paid a commission based on the aggregate Minimum Base Rent for the uncancellable portion of the term, plus any cancellation penalty or fee payable by tenant pursuant to the lease. If, thereafter, the lease is not cancelled by the tenant or if the right of cancellation is exercised by Owner only, Manager shall be paid the balance of the commission based on the aggregate Minimum Base Rent for the remaining portion of the lease term, less the cancellation fee or penalty computed as if there had been no right of cancellation in the lease. A lease shall not be deemed cancelled within the meaning of this paragraph unless the tenant is not obligated to pay rent.

         6. Time of Payment. Except as otherwise provided, commissions earned by Manager (or any other broker) pursuant to this Agreement are payable as follows:

                  (a) One-half upon execution of the lease by tenant and Owner; and

                  (b) One-half upon occupancy by tenant, but in no event later than ninety (90) days after the date the lease is signed by Owner and tenant.

                                  Schedule 5-3

                                   SCHEDULE 6

                       (DEVELOPMENT AGREEMENT TERM SHEET)

1. Parties: Owner and Developer ("Developer" shall mean Manager or any affiliate thereof)

2.       Term:

         a. Owner and Developer shall enter into a Development Agreement upon mutual agreement of both parties. The Development Agreement shall terminate upon the termination or expiration of the restrictions under that certain Noncompetition Agreement by and between Maguire Properties, Inc. and Robert
                  F. Maguire, III dated as of June___, 2003 (the "Term"), unless the Term is extended at Owner's election to allow for the completion of the development of the Project.

         b. Owner shall have the right, at any time, to terminate the Development Agreement for cause effective immediately upon notice.

         c. If Owner terminates or suspends the work on the development or construction of the Project, Owner shall have the right to suspend the Development Agreement.

         d. If for any reason the management agreement for the Project terminates prior to the expiration of the Term, Owner shall have the right to terminate (without cause) the Development Agreement upon thirty (30) days prior written notice to Developer.

3. Third Party Consents. The effectiveness of the Development Agreement shall be subject to any consents required under any applicable lease or debt financing affecting the applicable Project.

4.       Developer's Duties:

         a. Developer's General Duties. Owner shall engage Developer as an independent contractor, with the powers and duties of arranging, supervising, coordinating and carrying out all services necessary for the development of the Project in accordance with the "Plans" and "Project Budget" (each as hereinafter defined). Development costs will be funded by Owner to Developer or its designee in accordance with the terms of the Development Agreement. Developer shall cause the Project to be completed in accordance with the Plans and the terms of the construction contracts, and for an amount not to exceed the Project Budget. Developer shall ensure the Project is completed in accordance with the Project Development Schedule. If and to the extent total Development Costs exceed the Project Budget, Developer shall pay and shall not be reimbursed for such excess up to an amount not to exceed the Developer's Fee.

                                  Schedule 6-1

         b. Developer's Specific Obligations and Duties. The obligations and duties of Developer shall include, without limitation, the following:

                  1. To cause the Project (and the construction of same) to comply continually with all applicable laws and governmental requirements;

                  2. To establish operating procedures and a system of records and accounts suitable for all accounting functions and record keeping during construction satisfactory to Owner;

                  3. To administer and monitor the performance under all construction contracts and other agreements relating to the development of the Project and the monthly reporting of the status of permitting, design and construction, and the financial status of the development, including estimated costs of developing and constructing the Project in relation to the Project Budget and other applicable budgets;

                  4. To the extent not otherwise in place as of the commencement of the Term, negotiate and submit to Owner, for Owner's review and approval, any and all contracts and agreements with (a) contractors and subcontractors (collectively, the "Contractors"), and
                           (b) engineers, architects and other consultants and professionals (collectively, the "Consultants"), employed in connection with the development of the Project. The Contractors and Consultants shall be selected and engaged by Developer, subject to Owner's approval;

                  5. To manage and coordinate the Contractors and Consultants, and monitor their compliance with their respective contracts or agreement;

                  6. To prepare and continuously maintain and update (or cause to be prepared, maintained and updated) detailed budgets for the costs of the development of the Project for Owner's review and approval (as approved by Owner, the "Project Budget"), together with estimates of anticipated Project revenues and expenses (the "Project Proformas");

                  7. To prepare and continuously maintain and update (or cause to be prepared, maintained and updated) a detailed project development schedule for Owner's review and approval (as approved by Owner, the "Project Schedule");

                  8. To the extent not otherwise in place as of the commencement of the Term, prepare and continuously maintain and update (or cause to be prepared, maintained and updated) all plans and specifications necessary for the development of the Project, which shall be submitted for the review and approval of Owner (as approved by Owner, the "Plans");

                  9. With the assistance and cooperation of the appropriate Contractors and Consultants, to perform cost analyses, value engineering and

                                  Schedule 6-2
                           constructibility reviews and evaluate design alternatives and, based on such review and analyses, make suggestions to Owner on proposed changes to the Plans and the proposed development;

                  10. To review and make a recommendation to Owner with respect to payment of all applications for payment under the construction contracts and other agreements relating to the development of the Project and, if approved by Owner, make payments of any and all bills, invoices or other matters calling for payment by Developer or Owner or for the Owner's account in connection with the development of the Project;

                  11. To periodically prepare and/or assemble all necessary documentation and information for submission to Owner's construction lender to request payment;

                  12. To collect and assemble all Contractors' and Consultants' sworn statements and lien waivers relating to work for which a payment is to be made or has been previously made. Conditional lien waivers may be provided for work to be paid from a current application for payment or disbursement request. However, unconditional lien waivers must be provided for all work for which payments have previously been made. All such statements and waivers shall be provided as required by Owner's lender(s) and in accordance with applicable law;

                  13. To perform all functions and duties of Developer under the agreements with the Consultants and Contractors and other contracts and agreements related to the development of the Project, including, without limitation, the administration of all change orders and the processing of all applications for payment, all of which functions and duties shall be consistent with the Developer's roles and responsibilities as described herein;

                  14. To make recommendations and render assistance for the development and administration of an effective labor relations program for, and the avoidance of labor disputes during, the construction of the Project;

                  15. To coordinate with the architects and any inspecting engineer employed by Owner in the performance of periodic inspections of the Project in order to confirm that the materials furnished and work performed are in accordance with the Project Budget and the Plans (as may be modified by Owner from time to time), and that the work on the Project is progressing in accordance with the Project Schedule;

                  16. To stop the work and cause the correction of any defect in the materials or workmanship furnished by any Contractor or of any failure by any Contractor to perform its obligations under its construction contract and to immediately inform Owner of any instances of faulty materials and/or workmanship;

                                  Schedule 6-3

                  17. To make available to Owner, upon request, the identities of and copies of contracts with all Contractors and Consultants and any other person supplying labor or materials for the development of the Project;

                  18. To the extent not in place as of the commencement of the Term, Developer shall negotiate on behalf of Owner for Owner's review and approval all necessary agreements with and consents of governmental and public entities relating to access, traffic, zoning, street vacation, railroad crossings and other design and construction issues, and use diligent good faith efforts to obtain on behalf of Owner all necessary licenses, approvals and permits required to construct and operate the Project, including, without limitation, all building permits, zoning, storm water and other variances, approvals required under documents affecting the Project including recorded covenants, and approvals required in connection with the relocation, access or use of utilities;

                  19. To collaborate with Owner to develop and implement a program for the leasing and marketing of the Project;

                  20. To assist Owner with the preparation of standard lease forms including all necessary exhibits pertaining to tenant improvements, building rules and regulations, and standard services provided to tenants of the Project. Developer shall make recommendations to Owner regarding rental rate structures, guidelines for lease options and tenant concessions and other policies and practices with respect to leasing;

                  21. To prepare (or engage other professionals to prepare) for Owner's review and approval, all necessary advertising and promotional materials for the Project;

                  22. To supervise and coordinate the construction of all initial tenant improvements (whether Owner funded or tenant funded) unless otherwise agreed to by Owner; and

                  23. To perform or cause to be performed all other services customarily performed by developers of similar projects or necessary to complete the development of the Project as contemplated by the Plans.

         c. Performance of Duties. Developer shall act with prudence and diligence in performing its duties and responsibilities under the Development Agreement and in good faith in the best interests of Owner. Owner acknowledges that Developer is not an architect or engineer, and all architectural and engineering services for the Project shall be performed by separate professionals engaged by Developer as needed.

5. Completion Guarantee. Up to the amount of the Developer's Fees, Developer shall unconditionally guarantee to Owner (a) the lien free construction and completion of the development of the Project in accordance with the Plans, the Project Schedule and the

                                  Schedule 6-4

         Project Budget, and (b) the payment without demand, and without right to reimbursement therefor, of all development, construction and related costs of the Project incurred for any reason whatsoever in excess of the Project Budget.

6. Scope of Project. Owner shall have the right at any time and from time to time to change or modify the scope or nature of the development of the Project or may elect to terminate or suspend the development of the Project altogether.

7.       Compensation:

         a. Pre-Construction. Prior to the first date upon which construction of the Project pursuant to any of the construction contracts commences (the "Construction Date"), Owner shall pay Developer a monthly fee (the "Pre-Construction Fee") equal the greater of (i) three percent (3%) of Developer's out-of-pocket expenses relating to the Project which are reimbursable under the Development Agreement by Owner, and (ii) the Developer's overhead expenses associated with the Project.

         b. During Construction. Owner shall pay Developer an aggregate amount equal to three percent (3%) of the hard and soft costs incurred by Owner in connection with the development of the Project as set forth in the Project Budget, excluding all costs associated with acquiring Owner's interest in the underlying land (the "Developer's Fee"). Payment of the Developer's Fee shall be made on a monthly basis in accordance with the completion of work in relation to the Project Budget.

         c. Pre-leasing commissions. Owner shall pay leasing commissions to Developer in amount as is customary for developers performing similar leasing services for similar buildings in the market, and only to the extent Developer acts as Owner's agent with respect to pre-leasing work performed by Developer and such work is not otherwise performed by the manager of the Project.

8. Reimbursable Expenses: Owner shall reimburse Developer for the actual direct costs and expenses incurred by Developer while performing its duties under a Development Agreement without profit or markup, subject to Owner's prior written approval or as expressly contemplated in the Project Budget. Subject to Section 8(a) above, Developer shall not be entitled to reimbursement of overhead or off-site expenses (except disbursements or purchases made specifically for the benefit of the Project) including, without limitation, payroll for employees who are not working at the Project.

9. Bonds. Developer shall cause each Contractor to procure performance and payment bonds as required by Owner.

10.      Dispute Resolution: Standard arbitration/mediation provision.

11. Assignment: The Development Agreement shall not be assignable by Developer, except to an affiliate of Maguire Properties, Inc.; provided that such affiliate employs substantially the same personnel as Developer and provided further that such affiliate has the skill and expertise to fulfill Developer's obligations as contemplated herein. Upon any non-permitted assignment, Owner shall have the immediate right to terminate.

                                  Schedule 6-5

12. Insurance: Developer shall, at Owner's cost and expense, maintain customary levels of insurance with respect to the development of each property, including builder's all-risk coverage, which may be provided through an umbrella policy.

                                  Schedule 6-6

                                  EXHIBIT "A"

                                2003 ANNUAL PLAN

                                       A-l